UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2011

CALL NOW, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-271160	65-0337175
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification No.)
incorporation)

1 Retama Parkway
Selma, Texas 78154
(Address of principal executive offices)     (Zip Code)

(210) 651-7145
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 1, 2011 the Company received a notice of default, acceleration and demand for immediate repayment of its margin loan payable to Penson Financial Services, Inc. (“PFSI”) and an assignee of certain obligations of the Company to PFSI. The loan is collateralized by the Company’s marketable securities. PFSI and the assignee notified the Company of their intention to exercise their rights and remedies as secured creditors under the margin agreement, which includes the sale of any collateral at foreclosure of any assets held as security for the margin account. The Company’s holdings in Penson Worldwide Inc. (“PWI”) common stock, Leon County FL Educational Facilities Authority (Southgate Campus Centre) Series B bonds and Cambridge Student Housing Financing Revenue Series C bonds comprise the substantial majority of the collateral for this account. To that end, on August 4, 2011, PFSI sold out the Company’s entire position of 500,922 shares of PWI common stock at $2.61/share, or $1,307,377.56 in net proceeds after commission. Following this sale the Company’s remaining debit balance was $4,721,348.52. It is not known when the remaining positions in this account will be foreclosed on by PFSI and the assignee.

Item 8.01 Other Events.

The Company also received notice on August 1, 2011 from PWI that the Company’s loan in the approximate amount of $13,322,000 was in default but such notice did not accelerate the due date of such loan from the current due date of February 25, 2010. PWI also notified the Company that it intends to dispose of some or all of the collateral securing such loan (other than, at this time, shares of Call Now, Inc. stock, interests in Cambridge at Auburn, L.P. and Retama Development Corporation Special Facilities Revenue Refunding Bonds (Retama Park Racetrack Project) Series 1997B Bonds. Such loan is collateralized by substantially all the Company’s assets which are not collateral for its margin loan discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALL NOW INC.

Date: August 10, 2011	By: /s/ Thomas R Johnson
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Thomas R. Johnson, President